Exhibit 99.1

The Necessity Retail REIT, Inc. (NASDAQ:RTL) Q2 2022 Earnings Conference Call

Executives

Michael Weil - President & CEO

Jason Doyle - CFO

Louisa Quarto - Executive Vice President

Operator

Good morning and welcome to the Necessity Retail REIT, Inc. Second Quarter 2022 Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Louisa Quarto, Executive Vice President. Please go ahead.

Louisa Quarto

Thank you, operator.

Good morning everyone and thank you for joining us. This call is being webcast in the Investor Relations section of RTL's website at www.necessityretailreit.com. Joining me today on the call to discuss the results are Michael Weil, President and Chief Executive Officer and Jason Doyle, Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Annual Report on Form 10-K for the year ended December 31, 2021 filed on February 24, 2022 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences or otherwise impact our business.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, RTL disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release which is posted on our website at www.necessityretailreit.com. Please also refer to our earnings release for more information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I'll now turn the call over to Mike Weil. Mike?

Mike Weil

Thank you, Louisa. Good morning and thank you all for joining us today.

We believe that we are well positioned to be the dominant retail REIT in the industry now that we have completed the acquisition of the transformational $1.3 billion open-air shopping center portfolio that we announced at the end of last year. As anticipated, the accretive transactions we've completed contributed to recording one of our best quarters ever, with year-over-year AFFO per share growth of over 11% to $0.29 per share in the second quarter, or 32% compared to the fourth quarter of 2021, the last period prior to the acquisition of the open-air shopping center portfolio. We believe our preeminent retail portfolio is well positioned for meaningful capital appreciation and that our dividend provides shareholders a very compelling current yield. Furthermore, second quarter highlights include revenue growth of over 43% year over year, to $116.9 million, an increase in Cash NOI of nearly 30% over the same period last year to $86.3 million, and net debt to EBITDA that was unchanged quarter over quarter.

Importantly, our portfolio remains free of the tenant bankruptcies that have impacted other retail property owners, a testament to the strength of our underwriting and our intentionally constructed tenant roster. The necessity-based nature and high percentage of investment grade tenants in our portfolio provide dependable long-term cash flows, and we believe the potential for continued rental growth remains through leasing up available space.

Our balance sheet includes primarily fixed rate, long-term debt that is insulated from significant exposure to today's higher interest rate environment. This is due to the assumption of in-place fixed-rate debt for some of our acquisitions combined with the steps we took last year to lock in interest rates and extend our weighted-average remaining debt maturity while rates were more favorable. Our weighted-average debt maturity is 4.6 years, and 83% of our total debt is fixed-rate. We have demonstrated an ability to successfully de-lever in the past and expect that we'll do the same now that the CIM portfolio is fully acquired. We intend to resume our deleveraging initiative through a combination of methods that may include, among others, the strategic sale of properties, continued leasing efforts at multiple recently acquired assets that have upside potential, and opportunistically raising equity over time. Year-to-date we have disposed of 13 properties totaling nearly $300 million of aggregate contract sales price and we have a disposition pipeline for another 10 properties totaling nearly $100 million of assets. All or a portion of the proceeds from these dispositions will be used to repay debt and thereby lower our net debt to EBITDA.

As it stands today, our strong portfolio is very well positioned in the current economic environment. Through our acquisitions, combined with the sale of an office campus earlier this year, we have created a pure-play retail REIT, reducing exposure to office assets to approximately 1% of our portfolio. The percentage of our straight line rent derived from Sunbelt states has grown by over 15% to 55%. Our tenant diversification has been enhanced, with less than 30% of portfolio straight-line rent coming from our top ten tenants, down from almost 40% at the end of last year. Approximately 22% of our multi-tenant rent now comes from grocery anchored shopping centers, a segment that remains incredibly strong thanks to well-known anchor tenants with long-term leases. We believe the transactions we have completed this year show that RTL is a necessity-retail focused REIT and that our portfolio reflects where America shops every day.

At quarter end, our $5.1 billion portfolio was comprised of 1,056 properties, with portfolio occupancy of 90.8%, and a weighted-average remaining lease term of 7.2 years. Annualized straight line rent increased 34% year-over-year to $383.1 million and the square footage of our portfolio grew over 45% to approximately 29million square feet. Our single-tenant assets are over 52% actual or implied investment-grade rated, and 41% of anchor tenants in our multi-tenant portfolio are actual or implied investment-grade rated. Based on straight-line rent, 61.6% of leases across the portfolio include contractual rent increases which increase the cash that is due under these leases over time. We own properties in 47 states and the District of Columbia and our tenants operate across over 40 different industries, with no single state or single industry representing more than 10% of our portfolio based on straight-line rent. One traditional triple-net industry that has been in the news lately, pharmacy, is not significantly represented in our portfolio and comprises less than 2% of our portfolio straight-line rent.

Over the last year, we have expanded our team to include significant resources dedicated to leasing available space in our portfolio and renewing or extending leases with existing tenants. At the end of the second quarter, our executed leases plus leasing pipeline would raise occupancy in our multi-tenant segment to 89.4%, up from 88.8% at the end of the first quarter, assuming all of the signed letters of intent lead to definitive leases, which is not assured. Executed leases include ten new leases, five of which are with anchor tenants, that total over 119,000 square feet and $1.8 million of annualized straight-line rent over a weighted-average lease term of ten years. Our leasing pipeline consists of 19 new leases for over 165,000 square feet and $2.4 million in annualized straight-line rent over a weighted average lease term of 11 years. We also completed 38 multi-tenant lease renewals during the second quarter totaling over 420,000 square feet and $5.4 million of annualized straight-line rent, bringing our total for the first half of 2022 to 56 renewals totaling almost 600,000 square feet and $8.2 million of annualized straight-line rent.

The first half of this year has been very successful as proven by the results reported for the second quarter. Jason will walk through the numbers in greater detail, but our results affirm our belief in necessity-based retail real estate, especially in the single-tenant and open-air shopping center space. With tenants such as grocery stores and quick service restaurants, our properties are conveniently located between home and work and are where America shops every day. We believe we are well positioned to be one of the premier acquirers of high-quality service retail properties, and look forward to the remainder of the year.

I'll turn it over to Jason Doyle to take us through the numbers in greater detail. Jason?

Jason Doyle

Thanks Mike. Second quarter AFFO increased 31.7% to $38.5 million compared to a year ago. AFFO per share of $0.29 is up 11.5% compared to the second quarter of 2021 and 32% compared to the fourth quarter 2021, the quarter before we began acquiring the open-air shopping centers. Our second quarter FFO was $35.7 million, or $0.27 per share, up over 17% compared to the same period in 2021. Second quarter 2022 revenue was $116.9 million up 43.3% from $81.6 million in the second quarter of 2021. The company's second quarter GAAP net loss of $56.3 million was primarily due to impairment charges taken during the quarter. NOI was $89.4 million, a 31% increase over the $68.2 million of NOI we reported in the second quarter of 2021. As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release, supplement and Form 10-Q.

We ended the second quarter with net debt of $2.7 billion at a weighted-average interest rate of 3.8% and net debt to gross asset value of 50.6%. At June 30th, the components of our net debt included $488million drawn on our credit facility, $1.8 billion of outstanding secured debt, $500 million of senior unsecured notes and cash and cash equivalents of $69.4 million. The amount drawn under our credit facility represents the entirety of our floating rate debt. Liquidity, which is measured as undrawn availability under our credit facility plus cash and cash equivalents, stood at $108 million, based on our June 30th cash balance and borrowing availability.

The Company distributed $28.6 million in common dividends to shareholders in the quarter, or $0.21 per share.

With that, I'll turn the call back to Mike for some closing remarks.

Mike Weil

Thanks, Jason.

The first half of 2022 was transformational for RTL and our team did a phenomenal job completing the closings and transitioning the acquired assets to our platform. The 10-million plus square feet we have added presents significant opportunities for leasing growth and our team is actively engaged with high-quality potential tenants from coast to coast. Our year to date transactions have grown per share AFFO by 32% since the end of last year, as we expected, and our primarily fixed-rate debt is locked in for the long term. We are focused on being a dominant pure-play retail REIT and continuing to be "Where America Shops". We're looking forward to stock price appreciation and the lasting impact this year's acquisitions will have for our shareholders, while continuing to pay a very compelling dividend. Thank you for joining us this morning, and operator, please open the line for questions.

Question-and-Answer Session